Exhibit 99
Following is the presentation to be given by Glenn M. Renwick, President and Chief Executive Officer of The Progressive Corporation, at the Company’s 2006 Annual Meeting of Shareholders on April 21, 2006:
The first quarter of 2006 is best described as “Good, not great.” The difference is simply the level of growth attained relative to both our desire and potential to serve our customers’ needs. We expected and forecasted the continuation of lower growth in our recent Shareholder Letter and Annual Report. We also continue to believe our market response is the correct and best balanced course of action for us, but that does not make acceptance of lower growth any less comfortable. For the quarter, our net premiums written growth was 2% over the same period last year. Company operations and execution on our strategic agenda, along with profitability, remain very much on track.
Premium growth can be explained by some combination of premium per policy, change in retention of current policyholders, new business applications, and the natural progression of prior new business through to renewal status.
For now, the reduced flow of new business applications in private passenger auto is the most significant contributor to current results; this is true in both Drive Insurance and Progressive Direct, but more so in Drive Insurance. Year-to-date premium per policy is down about 5% in Drive auto and about level in Direct when compared to the prior year. Except for premium per policy, the same factors determine growth in policies-in-force. While slower than we would like, we have continued to grow our policyholder base in private passenger auto — about 2% in Drive and about 8% in Direct.
Growth in our Commercial Auto segment remains quite robust relative to private passenger auto, with both new business applications and policy counts increasing over the same period last year. Written premium growth for the quarter was about 14% and policies-in-force growth was about 11%.
Profitability remains very strong for each reporting segment and the aggregate 85.2 combined ratio for the quarter is very comparable to the 85.0 at this time last year. If anything, we have been surprised by the relative strength in profitability for the quarter, as we expected our loss cost trends to at least start to push margins closer to our 96 long-term goal. As suggested in the 2005 Annual Report, accident-year results versus reported calendar-year results are a better gauge of current pricing and loss trends. On an accident-year basis, we are reporting an 88.2 companywide combined ratio. The favorable reserve development from prior years continues at levels we did not expect. As we have previously stated, we would prefer to have less variance from our original estimates, but we react as we see the development. Favorable winter conditions in much of the Northeast did not produce the quarterly frequency we traditionally expect. More broadly, we saw little to suggest any significant change in the generally negative frequency trends by coverage that has characterized auto insurance for some time. Severity trends for most coverages, while still mostly positive, were unremarkable for the quarter.
The initiatives we are taking to advance our consumer proposition and improve every aspect of our operation, some of which were outlined in the Annual Report, have all progressed well through the quarter. The most significant update would be on the Concierge Level of Claims Service initiative, in which three more Service Centers were completed in March. The second and third quarters will see an acceleration of new Service Center openings with our expectation now set at a total of 29 new centers available in 2006.
We recently announced our thinking about a comprehensive capital management plan for Progressive. An important part of this plan was the continuation of our practice to repurchase our shares when our capital position, view of the future and the stock’s price make it attractive to do so. During the first quarter, we repurchased 2.2 million shares. We also announced the details of a variable dividend policy to replace the current fixed dividend starting with the 2007 year. The variable dividend will be based on our “Gainshare factor,” and we will begin reporting the year-to-date “Gainshare factor” as part of our ongoing monthly releases. We believe this will allow investors to observe a time series around this factor as it develops throughout the year prior to next year’s implementation of the variable dividend policy. The Gainshare factor through March 31, 2006, will be published in our first quarter shareholders report, which will be available the first week of May. Aside from the above actions, our goal is to operate at a capital efficient and responsible position and we continue to improve our assessments of both, and like most things, we believe we have opportunity to improve.
We recently announced the future departures of two long-term and important contributors to Progressive. Tom Forrester, CFO, will leave in the first quarter of 2007 and Bob Williams, Drive® Group President, will leave in mid-May 2006. We wish them both all the best in their life after Progressive, and are thankful for their role in succession planning, which is an active part of our management process. In each case, given our advanced planning, their announced decisions provide opportunities for several qualified candidates to join my management team and contribute to the ongoing leadership of the company.